Newell Brands Announces Second Quarter 2024 Results
Turnaround Gains Further Traction as Sales Improve Sequentially
Gross and Operating Margin Increase Significantly Versus Prior Year
Raises Outlook for Full Year 2024

ATLANTA, GA – July 26, 2024 – Newell Brands (NASDAQ: NWL) today announced its second quarter 2024 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "We are making significant progress in driving Newell's turnaround. During the second quarter, we continued to deliver on our operational and financial priorities for the year, as results came in at the high-end or ahead of our plan across key metrics. Since implementing the new corporate strategy, we have taken decisive actions that have improved the company's top line trajectory, driven significant gross and operating margin expansion, delevered the balance sheet and improved cash flow performance, while strengthening our team, Newell's front-end commercial capabilities and fostering a high-performance, high-accountability culture. We remain laser focused on returning the business to sustainable and profitable growth and are confident that we are pursuing the right strategy to accomplish this."

Mark Erceg, Newell Brands Chief Financial Officer, said, "Second quarter reported gross margin increased by 590 basis points versus last year, which builds on the 110, 360 and 380 basis point expansions that occurred during the three sequential quarters that preceded it, respectively. The rapid and dramatic improvement we have delivered in gross margin ties directly back to the development and implementation of our new strategy and has allowed us to invest more in advertising and critical front-end commercial capabilities, while also expanding reported operating margins - which were up 260 basis points versus last year in the second quarter. During each of the last four quarters we have also achieved significant year-over-year improvements in our cash conversion cycle and reduced Newell's leverage ratio on a sequential basis. While the macroeconomic environment remains choppy, the transformation of our business is clearly underway, which has given us confidence to improve our financial outlook for the year."

Executive Summary
–Second quarter net sales were $2.0 billion, a decline of 7.8 percent compared with the prior year period. Core sales declined 4.2 percent compared with the prior year period.
–Second quarter reported gross margin increased to 34.4 percent compared with 28.5 percent in the prior year period. Normalized gross margin increased to 34.8 percent compared with 29.9 percent in the prior year period.
–Second quarter reported operating margin increased to 8.0 percent compared with 5.4 percent in the prior year period. Normalized operating margin increased to 10.8 percent compared with 9.1 percent in the prior year period.
–Second quarter reported net income was $45 million compared with $18 million in the prior year period. Normalized net income was $151 million compared with $101 million in the prior year period. Normalized EBITDA increased to $284 million compared with $258 million in the prior year period.
–Second quarter reported diluted earnings per share were $0.11 compared with $0.04 in the prior year period. Normalized diluted earnings per share were $0.36 compared with $0.24 in the prior year period.
–Year-to-date operating cash flow was $64 million compared with $277 million in the prior year period.
–The company raised its full year 2024 outlook.

Second Quarter 2024 Operating Results

Net sales were $2.0 billion, a 7.8 percent decline compared with the prior year period, reflecting a core sales decline of 4.2 percent, as well as the impact of unfavorable foreign exchange and business exits. Pricing in international markets to offset inflation and currency movements was a meaningful contributor to the company's core sales performance.

Reported gross margin was 34.4 percent compared with 28.5 percent in the prior year period, as the impact from productivity savings, favorable mix and pricing more than offset the headwind from inflation and foreign exchange. Normalized gross margin was 34.8 percent compared with 29.9 percent in the prior year period, which represents the fourth consecutive quarter of year-over-year improvement.

Reported operating income was $163 million compared with $120 million in the prior year period. Reported operating margin was 8.0 percent compared with 5.4 percent in the prior year period, largely reflecting benefits from productivity savings, favorable mix and pricing, which more than offset the impact of lower net sales, inflation and unfavorable foreign exchange. Normalized operating income was $219 million, or 10.8 percent of sales, compared with $201 million, or 9.1 percent of sales, in the prior year period.

Net interest expense was $78 million compared with $76 million in the prior year period.

Reported tax provision was $39 million compared with $17 million in the prior year period. The normalized tax benefit was $14 million compared with a provision of $16 million in the prior year period.

Reported net income was $45 million compared with $18 million in the prior year period. Normalized net income was $151 million compared with $101 million in the prior year period. Normalized EBITDA was $284 million compared with $258 million in the prior year period.

Reported diluted earnings per share were $0.11 compared with $0.04 in the prior year period. Normalized diluted earnings per share were $0.36 compared with $0.24 in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Year-to-date operating cash flow was $64 million compared with $277 million in the prior year period. The prior year included significant contribution from working capital. Inventories have decreased by approximately $300 million versus the prior year period.

At the end of the second quarter, Newell Brands had debt outstanding of $5.0 billion and cash and cash equivalents of $382 million, compared with $5.4 billion and $317 million, respectively, at the end of the second quarter of 2023.

Second Quarter 2024 Operating Segment Results

The Home & Commercial Solutions segment generated net sales of $962 million compared with $1.1 billion in the prior year period, reflecting a core sales decline of 4.3 percent, as well as the impact of unfavorable foreign exchange and certain business exits. Core sales declined in all three businesses: Kitchen, Home Fragrance and Commercial. Reported operating income was $48 million, or 5.0 percent of sales, compared with operating loss of $21 million, or negative 2.0 percent of sales, in the prior year period. Normalized operating income was $71 million, or 7.4 percent of sales, compared with $23 million, or 2.2 percent of sales, in the prior year period.

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Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

The Learning & Development segment generated net sales of $813 million, in-line with the prior year period, as core sales growth of 1.5 percent was offset by the impact of unfavorable foreign exchange. Core sales increased in both the Writing and Baby businesses. Reported operating income was $205 million, or 25.2 percent of sales, compared with $188 million, or 23.1 percent of sales, in the prior year period. Normalized operating income was $212 million, or 26.1 percent of sales, compared with $199 million, or 24.5 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $258 million compared with $333 million in the prior year period, reflecting a core sales decline of 18.2 percent, as well as the impact of unfavorable foreign exchange and certain business exits. Reported operating loss was $11 million, or negative 4.3 percent of sales, compared with operating income of $5 million, or 1.5 percent of sales, in the prior year period. Normalized operating loss was $1 million, or negative 0.4 percent of sales, compared with normalized operating income of $14 million, or 4.2 percent of sales, in the prior year period.

Organizational Realignment Update

In January 2024, the company announced an organizational realignment, which is expected to strengthen the company’s front-end commercial capabilities, such as consumer understanding and brand communication, in support of the Where to Play / How to Win choices the company unveiled in June of 2023 (the "Realignment Plan"). In addition to improving accountability, the Realignment Plan should further unlock operational efficiencies and cost savings, reduce complexity and free up funds for reinvestment. As part of the organizational realignment, the company made several organizational design changes, which entailed: standing up a cross-functional brand management organization, realigning business unit finance to fully support the new global brand management model, further simplifying and standardizing regional go-to-market organizations, and centralizing domestic retail sales teams, the digital technology team, business-aligned accounting personnel, the Manufacturing Quality team, and the Human Resources functions into the appropriate center-led teams to drive standardization, efficiency and scale with a One Newell approach. The company will also further optimize Newell’s real estate footprint and pursue other cost reduction initiatives. These actions are expected to be substantially implemented by the end of 2024. Once the organizational design changes are fully executed, the company expects to realize annualized pretax savings in the range of $65 million to $90 million, net of reinvestment, with $55 million to $70 million expected in 2024. Restructuring and related charges associated with these actions are estimated to be in the range of $75 million to $90 million and are expected to be substantially incurred by the end of 2024. During the first six months of 2024, the company incurred restructuring and related charges of $39 million related to the Realignment Plan.

Outlook for Third Quarter and Full Year 2024

The company initiated its outlook for third quarter 2024 and raised its full year 2024 outlook.

Q3 2024 Outlook
Net Sales	6% to 4% decline
Core Sales	2% decline to flat
Normalized Operating Margin	8.3% to 8.8%
Normalized EPS	$0.14 to $0.17

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Atlanta, GA 30328                www.newellbrands.com
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	Previous Full Year 2024 Outlook	Updated Full Year 2024 Outlook
Net Sales	8% to 5% decline	7% to 6% decline
Core Sales	6% to 3% decline	4% to 3% decline
Normalized Operating Margin	7.8% to 8.2%	8.0% to 8.2%
Normalized EPS	$0.52 to $0.62	$0.60 to $0.65

The company also increased its outlook for full year 2024 operating cash flow to $450 million to $550 million from the previous range of $400 million to $500 million. The operating cash flow outlook continues to assume approximately $150 million to $200 million in cash payments associated with restructuring and related initiatives.

The company has presented forward-looking statements regarding core sales, normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ second quarter 2024 earnings conference call will be held today, July 26, at 9:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release, the additional financial information and accompanying remarks both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt; certain tax benefits and charges; impairment charges; pension settlement charges; divestiture costs; costs related to the acquisition, integration and financing of acquired businesses; amortization of acquisition-related intangible assets; inflationary adjustments; fire related loss, net of insurance recoveries; and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.

The company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.

The company defines "net debt" as short-term debt, current portion of long-term debt and long-term debt less cash and cash equivalents.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with the Realignment Plan, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the federal securities laws. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to optimize costs and cash flow and mitigate the impact of soft global demand and retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•our dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•our ability to improve productivity, reduce complexity and streamline operations;
•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings, including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts, including those between Russia and Ukraine and in the Middle East;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to offset cost increases through pricing and productivity in a timely manner;
•our ability to effectively execute our turnaround plan, including the Realignment Plan and other restructuring and cost saving initiatives;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to remediate the material weaknesses in internal control over financial reporting and to maintain effective internal control over financial reporting;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect our intellectual property rights;
•significant increases in the funding obligations related to our pension plans; and
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by inflationary pressures, soft global demand, major retailers' focus on tight control over inventory levels, elevated interest rates and indirect macroeconomic impacts from geopolitical conflicts, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we believe we have made our best estimates based upon current information, actual results could differ materially and may require future changes to such estimates and assumptions, including reserves, which may result in future expense or impairment charges.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Net sales	$2,033	$2,204	(7.8)%	$3,686	$4,009	(8.1)%
Cost of products sold	1,334	1,575		2,483	2,898
Gross profit	699	629	11.1%	1,203	1,111	8.3%
Selling, general and administrative expenses	520	476	9.2%	982	956	2.7%
Restructuring costs, net	10	22		36	60
Impairment of goodwill, intangibles and other assets	6	11		6	11
Operating income	163	120	35.8%	179	84	NM
Non-operating expenses:
Interest expense, net	78	76		148	144
Loss on extinguishment and modification of debt	—	—		1	—
Other expense, net	1	9		6	21
Income (loss) before income taxes	84	35	NM	24	(81)	NM
Income tax provision (benefit)	39	17		(12)	3
Net income (loss)	$45	$18	NM	$36	$(84)	NM

Weighted average common shares outstanding:
Basic	415.2	414.2		415.0	414.0
Diluted	418.2	415.3		417.9	414.0
Earnings (loss) per share:
Basic	$0.11	$0.04		$0.09	$(0.20)
Diluted	$0.11	$0.04		$0.09	$(0.20)

Dividends per share	$0.07	$0.07		$0.14	$0.30
* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$382	$332
Accounts receivable, net	1,072	1,195
Inventories	1,639	1,531
Prepaid expenses and other current assets	332	296
Total current assets	3,425	3,354
Property, plant and equipment, net	1,153	1,212
Operating lease assets	481	515
Goodwill	3,055	3,071
Other intangible assets, net	2,412	2,488
Deferred income taxes	757	806
Other assets	765	717
Total Assets	$12,048	$12,163
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,079	$1,003
Other accrued liabilities	1,440	1,565
Short-term debt and current portion of long-term debt	983	329
Total current liabilities	3,502	2,897
Long-term debt	4,059	4,575
Deferred income taxes	236	241
Operating lease liabilities	414	446
Other noncurrent liabilities	757	892
Total liabilities	8,968	9,051

Total stockholders' equity	3,080	3,112
Total Liabilities and Stockholders' Equity	$12,048	$12,163

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$36	$(84)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	164	159
Impairment of goodwill, intangibles and other assets	6	11
Deferred income taxes	14	4
Stock based compensation expense	33	20
Pension settlement charge	—	5
Other, net	(8)	(34)
Changes in operating accounts:
Accounts receivable	84	(14)
Inventories	(139)	282
Accounts payable	80	(54)
Accrued liabilities and other, net	(206)	(18)
Net cash provided by operating activities	64	277
Cash flows from investing activities:
Capital expenditures	(112)	(142)
Swap proceeds	17	23
Other investing activities, net	11	25
Net cash used in investing activities	(84)	(94)
Cash flows from financing activities:
Payments on short-term debt	(52)	(23)
Proceeds from short-term debt with original maturities greater than 90 days	431	—
Payments on short-term debt with original maturities greater than 90 days	(225)	—
Payments on current portion of long-term debt	—	(1)
Cash dividends	(60)	(126)
Equity compensation activity and other, net	(16)	(8)
Net cash provided by (used in) financing activities	78	(158)
Exchange rate effect on cash, cash equivalents and restricted cash	(14)	2
Increase in cash, cash equivalents and restricted cash	44	27
Cash, cash equivalents and restricted cash at beginning of period	361	303
Cash, cash equivalents and restricted cash at end of period	$405	$330

Supplemental disclosures:
Restricted cash at beginning of period	$29	$16
Restricted cash at end of period	23	13

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended June 30, 2024
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$2,033	$—	$—	$—	$2,033
Cost of products sold	1,334	(7)	—	(2)	1,325
Gross profit	699	7	—	2	708
	34.4%				34.8%
Selling, general and administrative expenses	520	(3)	(25)	(3)	489
	25.6%				24.1%
Restructuring costs, net	10	(10)	—	—	—
Impairment of goodwill, intangibles and other assets	6	(6)	—	—	—
Operating income	163	26	25	5	219
	8.0%				10.8%
Non-operating expense	79	—	—	3	82
Income before income taxes	84	26	25	2	137
Income tax provision (benefit) [2]	39	(19)	(20)	(14)	(14)
Net income	$45	$45	$45	$16	$151

Diluted earnings per share **	$0.11	$0.11	$0.11	$0.04	$0.36

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 418.2 million shares for the three months ended June 30, 2024.
Totals may not add due to rounding.

[1]Transaction costs and other includes a $2 million loss related to Argentina devaluation and hyperinflationary adjustment; $1 million and $2 million related to accelerated amortization and write-off of other assets, respectively, associated with integration projects and $3 million gain related to completed divestitures. Includes $12 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2]The company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended June 30, 2023
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$2,204	$—	$—	$—	$2,204
Cost of products sold	1,575	(26)	—	(3)	1,546
Gross profit	629	26	—	3	658
	28.5%				29.9%
Selling, general and administrative expenses	476	9	(19)	(9)	457
	21.6%				20.7%
Restructuring costs, net	22	(22)	—	—	—
Impairment of goodwill, intangibles and other assets	11	—	(11)	—	—
Operating income	120	39	30	12	201
	5.4%				9.1%
Non-operating (income) expense	85	—	—	(1)	84
Income before income taxes	35	39	30	13	117
Income tax provision (benefit) [2]	17	9	6	(16)	16
Net income	$18	$30	$24	$29	$101

Diluted earnings per share **	$0.04	$0.07	$0.06	$0.07	$0.24

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 415.3 million shares for the three months ended June 30, 2023.
Totals may not add due to rounding.

[1]Transaction costs and other includes $7 million of costs related to completed divestitures; $5 million loss related to Argentina hyperinflationary adjustment; $5 million loss on pension settlement; $2 million related to expenses for certain legal proceedings; $4 million of fire-related recoveries and $2 million gain due to changes in fair value of investment. Includes $14 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2]The company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Six Months Ended June 30, 2024
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$3,686	$—	$—	$—	$3,686
Cost of products sold	2,483	(15)	—	(6)	2,462
Gross profit	1,203	15	—	6	1,224
	32.6%				33.2%
Selling, general and administrative expenses	982	(8)	(50)	5	929
	26.6%				25.2%
Restructuring costs, net	36	(36)	—	—	—
Impairment of goodwill, intangibles and other assets	6	(6)	—	—	—
Operating income	179	65	50	1	295
	4.9%				8.0%
Non-operating expense	155	—	—	—	155
Income before income taxes	24	65	50	1	140
Income tax provision (benefit) [2]	(12)	22	6	(25)	(9)
Net income	$36	$43	$44	$26	$149

Diluted earnings per share **	$0.09	$0.10	$0.11	$0.06	$0.36

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 417.9 million shares for the six months ended June 30, 2024.
Totals may not add due to rounding.

[1]Transaction costs and other includes an $8 million loss related to Argentina devaluation and hyperinflationary adjustment; $3 million and $2 million related to accelerated amortization and write-off of other assets, respectively, associated with integration projects; $1 million loss on modification of debt; $9 million release of a bad debt reserve due to a recovery of a receivable from an international customer and $4 million gain related to completed divestitures. Includes $22 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2]The company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Six Months Ended June 30, 2023
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$4,009	$—	$—	$—	$4,009
Cost of products sold	2,898	(31)	—	(5)	2,862
Gross profit	1,111	31	—	5	1,147
	27.7%				28.6%
Selling, general and administrative expenses	956	1	(38)	(16)	903
	23.8%				22.5%
Restructuring costs, net	60	(60)	—	—	—
Impairment of goodwill, intangibles and other assets	11	—	(11)	—	—
Operating income	84	90	49	21	244
	2.1%				6.1%
Non-operating (income) expense	165	—	—	(11)	154
Income (loss) before income taxes	(81)	90	49	32	90
Income tax provision (benefit) [2]	3	22	11	(21)	15
Net income (loss)	$(84)	$68	$38	$53	$75

Diluted earnings (loss) per share **	$(0.20)	$0.16	$0.09	$0.13	$0.18

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 415.2 million shares for the six months ended June 30, 2023.
Totals may not add due to rounding.

[1]Transaction costs and other includes $10 million related to expenses for certain legal proceedings; $10 million related to Argentina hyperinflationary adjustments; $7 million of costs related to completed divestitures; $5 million loss on pension settlement; $3 million of fire-related losses, net of recoveries; $2 million gain due to changes in fair value of investments and reversal of $1 million to true-up an indirect tax reserve for an international entity. Includes $23 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2]The company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended June 30, 2024						Three Months Ended June 30, 2023						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [2]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized
													Net Sales		Operating Income
	Net Sales						Net Sales						$	%	$	%
Home and Commercial Solutions	$962	$48	5.0%	$23	$71	7.4%	$1,058	$(21)	(2.0)%	$44	$23	2.2%	$(96)	(9.1)%	$48	NM
Learning and Development	813	205	25.2%	7	212	26.1%	813	188	23.1%	11	199	24.5%	—	—%	13	6.5%
Outdoor and Recreation	258	(11)	(4.3)%	10	(1)	(0.4)%	333	5	1.5%	9	14	4.2%	(75)	(22.5)%	(15)	NM
Corporate	—	(79)	—%	16	(63)	—%	—	(52)	—%	17	(35)	—%	—	—%	(28)	(80.0)%
	$2,033	$163	8.0%	$56	$219	10.8%	$2,204	$120	5.4%	$81	$201	9.1%	$(171)	(7.8)%	$18	9.0%
*NM - NOT MEANINGFUL

[1]The three months ended June 30, 2024 normalized items consist of $26 million of restructuring and restructuring-related charges (including $6 million impairment of other assets); $25 million of acquisition amortization costs; $2 million loss related to Argentina hyperinflationary adjustment; $1 million and $2 million related to accelerated amortization and write-off of other assets, respectively, associated with integration projects.
[2]The three months ended June 30, 2023 normalized items consist of $39 million of restructuring and restructuring-related charges; $19 million of acquisition amortization costs; $11 million impairment of an indefinite-lived tradename in the Home and Commercial Solutions segment and other assets; $7 million of costs related to completed divestitures; $3 million of Argentina hyperinflationary adjustment and $2 million related to expenses for certain legal proceedings.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Six Months Ended June 30, 2024						Six Months Ended June 30, 2023						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [2]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized Operating
													Net Sales		Income (Loss)
	Net Sales						Net Sales						$	%	$	%
Home and Commercial Solutions	$1,855	$64	3.5%	$48	$112	6.0%	$2,029	$(58)	(2.9)%	$77	$19	0.9%	$(174)	(8.6)%	$93	NM
Learning and Development	1,372	299	21.8%	17	316	23.0%	1,377	260	18.9%	21	281	20.4%	(5)	(0.4)%	35	12.5%
Outdoor and Recreation	459	(29)	(6.3)%	18	(11)	(2.4)%	603	4	0.7%	23	27	4.5%	(144)	(23.9)%	(38)	NM
Corporate	—	(155)	—%	33	(122)	—%	—	(122)	—%	39	(83)	—%	—	—%	(39)	(47.0)%
	$3,686	$179	4.9%	$116	$295	8.0%	$4,009	$84	2.1%	$160	$244	6.1%	$(323)	(8.1)%	$51	20.9%
* NM - NOT MEANINGFUL

[1]The six months ended June 30, 2024 normalized items consist of $65 million of restructuring and restructuring-related charges (including $6 million impairment of other assets); $50 million of acquisition amortization costs; $6 million loss related to Argentina hyperinflationary adjustment; $3 million and $2 million related to accelerated amortization and write-off of other assets, respectively, associated with integration projects; $9 million release of a bad debt reserve due to a recovery of a receivable from an international customer and $1 million gain related to a completed divestiture.
[2]The six months ended June 30, 2023 normalized items consist of $90 million of restructuring and restructuring-related charges; $38 million of acquisition amortization costs; $11 million impairment of an indefinite-lived tradename in the Home and Commercial Solutions segment and other assets; $10 million related to expenses for certain legal proceedings; $7 million of costs related to completed divestitures; $5 million of Argentina hyperinflationary adjustment and reversal of $1 million to true-up an indirect tax reserve for an international entity.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended June 30, 2024				Six Months Ended June 30, 2024
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
Home and Commercial Solutions	(9.1)%	0.8%	4.0%	(4.3)%	(8.6)%	0.8%	3.5%	(4.3)%
Learning and Development	—%	—%	1.5%	1.5%	(0.4)%	—%	2.0%	1.6%
Outdoor and Recreation	(22.5)%	0.7%	3.6%	(18.2)%	(23.9)%	0.8%	4.0%	(19.1)%
Total Company	(7.8)%	0.6%	3.0%	(4.2)%	(8.1)%	0.6%	3.0%	(4.5)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended June 30, 2024				Six Months Ended June 30, 2024
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]

North America	(7.2)%	0.6%	0.1%	(6.5)%	(8.0)%	0.5%	0.1%	(7.4)%
International	(9.0)%	0.3%	9.2%	0.5%	(8.1)%	0.4%	9.0%	1.3%
Total Company	(7.8)%	0.6%	3.0%	(4.2)%	(8.1)%	0.6%	3.0%	(4.5)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed and planned divestitures (including the sale of the Millefiori business), retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include the sale of the Millefiori business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2024 reported sales and is calculated by applying the 2023 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2024 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2024	2023	$	%	2024	2023	$	%

Net income (loss) [1]	$45	$18	$27	NM	$36	$(84)	$120	NM
Restructuring and restructuring-related costs	45	30			43	68
Acquisition amortization and impairment	45	24			44	38
Transaction costs and other (income) expense, net	16	29			26	53
Total normalized items, net of tax [1]	106	83			113	159
NORMALIZED NET INCOME [1]	151	101			149	75

Normalized income tax [1]	(14)	16			(9)	15
Interest expense, net [2]	78	76			148	144
Normalized depreciation and amortization [1] [3] [4]	52	56			106	113
Stock-based compensation [3]	17	9			33	20
NORMALIZED EBITDA [5]	$284	$258	$26	10.1%	$427	$367	$60	16.3%
*NM - NOT MEANINGFUL

[1]Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three and six months ended June 30, 2024 and 2023 in this release.
[2]Refer to “Condensed Consolidated Statements of Operations (Unaudited)” for the three and six months ended June 30, 2024 and 2023 in this release.
[3]Refer to "Consolidated Statement of Cash Flows (Unaudited) for the six months ended June 30, 2024 and 2023 in this release.
[4]Normalized depreciation and amortization excludes the amortization of acquired intangibles and accelerated depreciation costs associated with integration projects and restructuring-related activities. For the three months ended June 30, 2024 and 2023, excludes $25 million and $19 million, respectively, of amortization of acquired intangibles, and $2 million and $3 million, respectively, of accelerated depreciation and amortization associated with integration projects and restructuring-related activities. For the six months ended June 30, 2024 and 2023, excludes $50 million and $38 million, respectively, of amortization of acquired intangibles, and $8 million for both periods, of accelerated depreciation and amortization associated with integration projects and restructuring-related activities.
[5]The Company defines Normalized EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for certain items and non-cash stock-based compensation expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND TRAILING 12-MONTHS NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	June 30, 2024	December 31, 2023 [2]	June 30, 2023
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$983	$329	$597
Long-term debt	4,059	4,575	4,753
Gross debt	5,042	4,904	5,350
Less: Cash and cash equivalents	382	332	317
NET DEBT [1]	$4,660	$4,572	$5,033

Net loss [3]	$(268)	$(388)	$(314)
Restructuring and restructuring-related costs	128	153	85
Acquisition amortization and impairment	382	376	471
Transaction costs and other (income) expense, net	162	189	106
Total normalized items, net of tax [3]	672	718	662
NORMALIZED NET INCOME	404	330	348

Normalized income tax [3]	(92)	(68)	(47)
Interest expense, net [3]	287	283	265
Normalized depreciation and amortization [3] [4]	220	227	226
Stock-based compensation [3] [5]	63	50	9
NORMALIZED EBITDA	$882	$822	$801

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]For the twelve months ended December 31, 2023, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2023, on the Company’s Form 8-K furnished on February 9, 2024.
[3]For the trailing-twelve months ended June 30, 2024, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023 in this release and on the Company’s Forms 8-K furnished on April 26, 2024, February 9, 2024 and October 27, 2023, respectively. For the trailing-twelve months ended June 30, 2023, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended June 30, 2023, March 31, 2023, December 31, 2022 and September 30, 2022 in this release and on the Company’s Forms 8-K furnished on April 26, 2024, February 9, 2024 and October 27, 2023, respectively.
[4]For the trailing-twelve months ended June 30, 2024, normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $88 million associated with intangible assets recognized in purchase accounting; and (b) $31 million of accelerated depreciation and amortization costs associated with integration projects and restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023 in this release and on the Company’s Forms 8-K furnished on April 26, 2024, February 9, 2024 and October 27, 2023, respectively. For the trailing-twelve months ended June 30, 2023, normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $70 million associated with intangible assets recognized in purchase accounting; and (b) $12 million of accelerated depreciation costs associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended June 30, 2023, March 31, 2023, December 31, 2022 and September 30, 2022 in this release and on the Company’s Forms 8-K furnished on April 26, 2024, February 9, 2024 and October 27, 2023, respectively. Normalized depreciation and amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2023, the following items: (a) acquisition amortization expense of $76 million associated with intangible assets recognized in purchase accounting; and (b) accelerated depreciation and amortization costs of $31 million associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2023 on the Company’s Form 8-K furnished on February 9, 2024 for further information.
[5]Represents the trailing-twelve months ended June 30, 2024, December 31, 2023 and June 30, 2023 non-cash expense associated with stock-based compensation.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three Months Ending September 30, 2024			Twelve Months Ending December 31, 2024
Estimated net sales change (GAAP)	(6)%	to	(4)%	(7)%	to	(6)%
Estimated currency impact [1] and divestitures [2], net	~4%			~3%
Core sales change (NON-GAAP) [3]	(2)%	to	0%	(4)%	to	(3)%

[1]“Currency Impact” represents the effect of foreign currency on 2024 estimated sales and is calculated by applying the 2023 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2024 estimated sales.
[2]Divestitures include the sale of the Millefiori business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]Totals may not add due to rounding.